Exhibit 99.1
Stewart Enterprises Responds to Service Corporation International Letter
     JEFFERSON, La., Jul 23, 2008 (PrimeNewswire via COMTEX News Network) — Stewart Enterprises, Inc. (Nasdaq:STEI) today announced that its Board of Directors has met to consider the letter from Service Corporation International dated July 21, 2008. At the meeting, the directors unanimously approved the formation of a committee of independent directors to evaluate alternatives available to the company to maximize shareholder value, and authorized the committee to hire an investment banker or other advisors as the committee deems appropriate. The members of the committee are: Alden J. McDonald Jr., James W. McFarland, Ronald H. Patron, Michael O. Read and Ashton J. Ryan Jr.
     Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 221 funeral homes and 139 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.